Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-96799) of our report on our audit of the consolidated financial statements of Viscount Systems, Inc. and Subsidiary (the “Company”) as of December 31, 2002 and for the year then ended.  Such report appears elsewhere in this Annual Report on Form 10-KSB of the Company as of and for the year ended December 31, 2002 and includes a paragraph emphasizing that certain matters raise substantial doubt about the Company’s ability to continue as a going concern.

J. H. COHN LLP

San Diego, California

March 27, 2003